UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE ORCHARD ENTERPRISES, INC.

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THE ORCHARD ENTERPRISES, INC.

SUPPLEMENT TO PROXY STATEMENT
for the
ANNUAL MEETING OF STOCKHOLDERS
to be held on
July 29, 2010

To Our Stockholders:

The following information supplements and should be read together with the disclosure under the heading “Special Factors — Background of the Merger” contained in the proxy statement of The Orchard Enterprises, Inc. (“The Orchard”) dated June 18, 2010, first distributed to our stockholders beginning on June 21, 2010, relating to the 2010 Annual Meeting of Stockholders to be held on July 29, 2010:

On May 31, 2010, Bidder B, who had previously submitted to the special committee a written indication of interest to acquire The Orchard on November 18, 2009, submitted to the special committee a written request to speak with the chairman of the special committee about Bidder B’s interest in submitting a revised indication of interest to acquire The Orchard. On June 1, 2010, the special committee referred Bidder B to the appropriate procedure for submitting a proposal as set forth in the provisions of the Agreement and Plan of Merger among The Orchard, Dimensional Associates, LLC and Orchard Merger Sub, Inc., dated as of March 15, 2010, as amended.

On June 25, 2010, Bidder B, submitted to the special committee a revised unsolicited written indication of interest to lead a group of investors in the acquisition of all of the outstanding shares of our common stock and Series A convertible preferred stock (including those held by Dimensional Associates and its affiliates) for $40,990,000 in cash. We refer to Bidder B’s proposal as the “Bidder B Proposal.” The Bidder B Proposal required The Orchard to enter into a binding memorandum of understanding that would provide Bidder B with a 40-day period to seek financing and would be financed by a capital raise to close concurrently with the acquisition. The Bidder B Proposal also required The Orchard to issue to Bidder B an option to purchase 1,577,768 shares of our common stock at $2.50 per share in the event that Dimensional Associates indicates that it is unwilling to sell its shares of our common stock and to accept $25 million for its shares of Series A convertible preferred stock. Bidder B stated that it had engaged an investment bank to serve as its financial advisor. Bidder B did not submit any financing commitments or other information about sources of financing for the proposed transaction.

At a meeting on June 28, 2010, the special committee discussed the Bidder B Proposal. Representatives of each of Patterson Belknap Webb & Tyler LLP, legal counsel to the special committee, Morris, Nichols, Arsht & Tunnell LLP, Delaware legal counsel to the special committee, and Craig-Hallum Capital Group LLC, financial advisor to the special committee for its go-shop activities under the merger agreement, attended the meeting. The special committee noted that the Bidder B Proposal had minimal detail, provided no committed financing and required an additional 40 days to identify and secure financing. The special committee also noted that Bidder B is related to the general partner of Rapfogel Partners Ltd., the lead plaintiff in the pending Delaware action, Rapfogel Partners Ltd., v. Donahue et al., CA No. 53571-VCS, alleging breach of fiduciary duty by the members of The Orchard board of directors who serve on the special committee in connection with the transactions contemplated by the merger agreement. The special committee determined that the Bidder B Proposal had no financing and lacked sufficient information for the special committee to make a determination that the Bidder B Proposal constitutes or is reasonably likely to lead to a “superior proposal” in accordance with the merger agreement. The special committee informed Bidder B of its decision on June 29, 2010.

On June 30, 2010, Bidder B submitted a written request that the special committee provide it with a specific set of criteria to be included in its revised proposal. On July 2, 2010, the special committee referred Bidder B to the relevant provisions of the merger agreement.

Later on July 2, 2010, Bidder B submitted to the special committee a revised written indication of interest to acquire all of the outstanding shares of our common stock and Series A convertible preferred stock on the same financial terms as those proposed in the Bidder B Proposal, including the issuance of a dilutive stock option to Bidder B if Dimensional Associates is not willing to sell its holdings in The Orchard as proposed. We refer to Bidder B’s revised indication of interest as the “Revised Bidder B Proposal.” The Revised Bidder B Proposal provided additional details about how Bidder B would treat our outstanding options and warrants and certain employees, and it proposed certain standard termination provisions, break-up fees and representations and warranties. The Revised Bidder B Proposal again required The Orchard to enter into a binding summary of terms, and it provided no committed financing and stated that the transaction would be subject to a 40-day financing contingency and fund raising process.

At a meeting on July 7, 2010, the special committee discussed the Revised Bidder B Proposal. Representatives of Patterson Belknap and Morris, Nichols attended the meeting. The special committee again noted that the Revised Bidder B Proposal provided no committed financing and was subject to a 40-day financing contingency. The special committee concluded that it was unable to make a determination that the Revised Bidder B Proposal constitutes or is reasonably likely to lead to a “superior proposal” in accordance with the merger agreement. The special committee informed Bidder B of its decision on July 9, 2010.

All other information in the proxy statement remains unchanged.

July 12, 2010